Exhibit 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

August 5, 2005

Board of Directors

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Ladies and Gentlemen:

We are acting as counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,500,000 shares of the Company’s Class A common stock, par value $.01 per share, all of which shares (the “Shares”) are to be sold by the selling securityholders named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Merger Agreement and Plan of Reorganization, dated July 7, 2005 by and among the Company, 20002 Inc., WCS Wireless, Inc., and the Stockholders of WCS Wireless, Inc., TKH Corp., and Columbia WCS III, Inc. (the “Merger Agreement”).

3.	An executed copy of the Note Purchase Agreement, dated July 7, 2005, by and among the Company, Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners III (AI), L.P., Columbia Capital Investors III, L.L.C., Columbia Capital Employee Investors III, L.L.C., Columbia WCS III, Inc., Plus Radio, LLC, Telecom-WCS Investors, Inc., TKH Holdings, LLC, TKH Corp., Broadbill Investment Corp., and Scott Donohue (the “Note Purchase Agreement”).

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on June 13, 2005, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on June 15, 2005, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

XM Satellite Radio Holdings Inc.

August 5, 2005

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Merger Agreement and Note Purchase Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.